Exhibit 4.1.2

AMENDMENT NO. 2 TO THE

FIFTH AMENDED AND RESTATED

DECLARATION OF TRUST AND TRUST AGREEMENT

OF

POWERSHARES DB COMMODITY INDEX TRACKING FUND

This Amendment No. 2 (“Amendment No. 2”) to the Fifth Amended and Restated Declaration of Trust and Trust Agreement, dated as of February 23, 2015, as amended on June 20, 2016 (the “Declaration of Trust”) of PowerShares DB Commodity Index Tracking Fund (the “Fund”) by and among the undersigned, on its own behalf and as Managing Owner (the “Managing Owner”) of the Fund and as Attorney-in-Fact for all of the Limited Owners of the Fund, and Wilmington Trust Company, as Trustee.

WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(b)(iii) thereof to (i) reflect changes to the name of the Managing Owner and (ii) reflect changes to the name of the Trust.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.	Effective as of June 4, 2018, Section 1.1 shall be amended as follows:

(a)	The definition of “Managing Owner” shall be deleted in its entirety and replaced with the following:

““Managing Owner” means Invesco Capital Management LLC, or any substitute therefor as provided herein, or any successor thereto by merger or operation of law.”

(b)	The definition of “Trust” shall be deleted in its entirety and replaced with the following:

“““Trust” means Invesco DB Commodity Index Tracking Fund, a Delaware statutory trust formed pursuant to the Certificate of Trust, the business and affairs of which are governed by this Trust Agreement.”

2.	Effective as of June 4, 2018, Section 1.2(a) shall be deleted in its entirety and replaced follows:

“(a) The name of the Trust is “Invesco DB Commodity Index Tracking Fund” in which name the Trustee and the Managing Owner may engage in the business of the Trust, make and execute contracts and other instruments in the name and on behalf of the Trust and sue and be sued in the name and on behalf of the Trust.”

3.	Effective as of June 4, 2018, all other references to Invesco PowerShares Capital Management LLC and PowerShares DB Commodity Index Tracking Fund appearing in the Declaration of Trust, including any Exhibits, Attachments or Annexes thereto, shall be replaced with Invesco Capital Management LLC and Invesco DB Commodity Index Tracking Fund, respectively.

4.	This Amendment No. 2 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

5.	Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Declaration of Trust, as amended.

Remainder of page left blank intentionally.

IN WITNESS WHEREOF, this Amendment No. 2 has been executed for and on behalf of the undersigned as of the 4th day of June, 2018.

Invesco Capital Management LLC (f/k/a Invesco PowerShares Capital Management LLC), as Managing Owner

By:	/s/ Daniel Draper
Name: Daniel Draper
Title: Chief Executive Officer

Acknowledged:

WILMINGTON TRUST COMPANY, not in its

individual capacity but solely as Trustee

of the Fund

By:	/s/ David B. Young
Name: David B. Young
Title: Vice President

[Signature Page to Amendment No. 2 to DBC Fifth Amended and Restated Declaration of Trust]